SCHEDULE 14A

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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CROWN CRAFTS, INC.
(Name of Registrant as Specified in its Charter)
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
JON C. BIRO
MELVIN L. KEATING

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

CONTACT:
Eric Berman 212-521-4894
Donald Cutler 212- 521-4840

WYNNEFIELD GROUP’S NOMINEES CREATE VALUE FOR ALL STOCKHOLDERS

— Crown Crafts Management-Endorsed Board Majority Lacks Facts, Once Again Tries to Deceive —

NEW YORK, NY, July 30, 2010 – The Wynnefield Group, the largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS), today urged stockholders to remain focused on the real issues in the campaign to create value for all stockholders. Wynnefield, a long-term investor in Crown Crafts, has nominated two highly qualified independent directors for election at the August 10, 2010 Annual Meeting of Stockholders.

The key question for stockholders is, “Are you really happy with a stock price of $4.00 per share or do you think there is more stockholder value that can be realized?” A stockholder who had invested in December 2006 at $4.00 would still be stuck at $4.00. Stockholders deserve much better.

Our Nominees’ Experience and Commitment to Stockholder Value

Wynnefield and Wynnefield’s nominees have a history of realizing value for all stockholders. Wynnefield’s director-nominees, Mel Keating and Jon Biro, have created value in every case and are committed to working constructively with the rest of the Board to increase value for all stockholders.

Mr. Keating has many years of wide-ranging experience serving on the boards of public companies – many of which faced challenges.

•	Mr. Keating joined the White Electronic Designs Corp. Board in February 2009 when the stock price was $4.00 and had a market cap of $84 million.
•	White Electronic Designs Corp. honored the results of a negotiated settlement, unlike Crown Crafts, and formed a real strategic review committee on which Mr. Keating served.
•	After all strategic alternatives were analyzed, under Mr. Keating’s leadership, that company sold at a 75% premium to the pre-transaction price.

Mr. Biro is the CFO of a large public company and a certified public accountant with in-depth business experience in finance and has served as a director of public companies in a range of industries.
•	Mr. Biro joined the Aspect Medical Board in April of 2009 when the stock price was $4.29.
•	Mr. Biro, along with Mr. Keating, reported to the Board at the behest of that company’s largest stockholder.
•	That company was sold at $12 per share in September of 2009, an increase of 179% in five months.

Recent News About Crown Crafts’ Director-Nominee

Crown Crafts’ management-endorsed Board majority is apparently feeling the pressure of Wynnefield’s campaign. The Company’s Board and its Chairman/CEO Randall Chestnut have a long history of negative campaigning. It has used personal attacks against the people of Wynnefield in the past. Wynnefield reluctantly needs to respond with facts about the recent Crown Crafts’ director-nominee.

Just two months ago, Crown Crafts’ director-nominee Richard Solar was among the defendants forced to settle a stockholder litigation in connection with his duty on the Marvel Entertainment Board of Directors. Stockholders successfully settled a lawsuit alleging that the Board on which Mr. Solar sat violated its fiduciary duty to that company’s stockholders in connection with the company’s sale to Disney. As a result, without admitting guilt, Mr. Solar and the other defendants agreed to provide additional disclosures in Marvel Entertainment’s proxy statement and to pay the plaintiffs $800,000 for attorneys’ fees.

Board Compensation and Corporate Governance

Wynnefield’s director-nominees are committed to implementing “best practices” by supporting: (i) the elimination of the staggered Board; (ii) adopting and publicly disclosing emergency and non-emergency CEO succession plans; (iii) linking executive compensation to Company performance through the grant of equity-related compensation with appropriate financial targets and vesting schedules in order to better align executive compensation with stockholder interests; (iv) splitting the roles of CEO and Chairman; (v) amending the non-employee director fee structure by reducing the annual cash retainer currently paid to non-employee directors; and (vi) modifying management’s change-in-control agreements to align them with stockholders’ interests.

Our Nominees have pledged to accept only 50% of the annual cash retainer currently paid to directors and have pledged to donate any cash compensation the Company may compel them to accept in excess of $20,000 (after payment of taxes) to the American SIDS Institute, a national nonprofit organization dedicated to the prevention of Sudden Infant Death Syndrome.

These best practices are consistent with Wynnefield’s philosophy of aligning directors with the interests of all stockholders.

One such example, Wynnefield’s engagement with Cornell Companies, was referenced in a recent Crown Crafts’ letter to stockholders. The comparison between Cornell Companies and Crown Crafts is simply wishful thinking on behalf of the management-controlled Board majority.

Crown Crafts has an Enterprise Value of $42.5 million or 6% of Cornell Companies’ Enterprise Value of $685 million.

•

In 2007, Max Batzer of the Wynnefield Group joined Cornell Companies’ Board after being part of a group that blocked that company’s sale to management and a private equity firm for an unreasonably low price.

•	He was appointed to the Nominating and Governance Committees upon his joining the Board.
•	As chairman of the Strategic Committee, Mr. Batzer successfully negotiated a strategic transaction, resulting in a 60% premium for stockholders.
•	For his Board service in years 2007, 2008 and 2009, Mr. Batzer took NO CASH COMPENSATION; all of his compensation was taken in equity and equity related instruments.

The Wynnefield Group and its nominees welcome the opportunity to use their collective expertise to create value for Crown Crafts’ stockholders and effect similar change for this Company.

And this Board and Mr. Chestnut have entrenched themselves using a “picket fence” of schemes contrary to generally accepted best practices in corporate governance, including:

•	Staggered Board elections;
•	A combined Chairman/CEO position;
•	Lack of a disclosed CEO succession plan, especially considering Mr. Chestnut’s history of long unexplained absences from the Company and serious health concerns;
•

There are other entrenchment devices that must still be addressed – including excessive “golden parachutes” for management that have the same chilling effect on potential strategic transactions as the “poison pill”; and

•	Only now, in the course of this proxy contest, the Board has rescinded its “poison pill” – which it had renewed without stockholder approval in 2008 after Wynnefield agreed to a Standstill Agreement.

Additionally, as part of its negative campaign the Crown Crafts Board has created another false issue centering around Mr. Chestnut’s Board position. The Wynnefield nominees are running for only two of three Class I director seats. Considering Mr. Chestnut holds 400,000 shares, he can assure his own re-election to the Board even if both of Wynnefield’s nominees are elected.

Wynnefield’s nominees will protect all stockholders’ interests and will not be held hostage by management.

VOTE THE GOLD PROXY CARD FOR STOCKHOLDER VALUE.

If you have any questions or need additional information, please feel free to contact our proxy solicitor Okapi Partners at (877) 285-5990 (Toll-Free) or (212) 297-0720 (Call Collect).

ABOUT THE WYNNEFIELD GROUP
The Wynnefield Group is Crown Crafts’ largest stockholder, holding approximately 17% of the Company’s outstanding common stock. Established in 1992, the Wynnefield Group includes several affiliates of Wynnefield Capital, Inc., a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.

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